Exhibit 99.1

Investor Relations

Kurt Svendsen

Managing Director, Corporate Communications and Investor Relations

(952) 887-8630, invest@toro.com

Media Relations

Branden Happel

Manager, Public Relations

(952) 887-8930, pr@toro.com

For Immediate Release

The Toro Company Reports Record Results for Fiscal 2011

•                  Sales increase 11.5 percent for the year to a record $1.9 billion

•                  Net earnings per share for the year up 32.6 percent to $3.70

•                  Professional segment net sales up 14.2 percent on improved global demand in golf, grounds and agriculture markets

•                  Increased quarterly cash dividend to $0.22 per share, as announced last week

BLOOMINGTON, Minn. (December 6, 2011) — The Toro Company (NYSE: TTC) today reported net earnings of $117.7 million, or $3.70 per share, on net sales of $1,884 million for its fiscal year ended October 31, 2011.  In fiscal 2010, the company delivered net earnings of $93.2 million, or $2.79 per share, on net sales of $1,690.4 million.

For the fourth quarter, Toro reported net earnings of $5 million, or $0.16 per share, on net sales of $368.1 million.  In the comparable fiscal 2010 period, the company posted net earnings of $3.2 million, or $0.10 per share, on net sales of $337.3 million.

With a focus on returning value to shareholders, the company reported last week that the board of directors raised its regular quarterly cash dividend to $0.22 per share from its previous quarterly dividend rate of $0.20 per share.  Additionally, for fiscal 2011, the company repurchased $130 million of company stock.

“Fiscal 2011 was a very good year for The Toro Company, delivering record revenues and earnings per share,” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “Increased global demand across golf, grounds and agriculture markets drove further improvement in our professional businesses.  Our innovation levels have never been higher, and we were successful in gaining share in many of our markets and key product categories.  I am extremely proud of our team and their execution throughout the year.  We finished the year strong and have good momentum going into fiscal 2012.”

SEGMENT RESULTS

Professional

•                  Professional segment net sales for the fiscal 2011 totaled $1,239.1 million, up 14.2 percent over last year.  Global demand across all professional businesses remained strong, increasing the Professional segment to nearly two-thirds of total sales.  Worldwide sales of golf maintenance equipment and irrigation systems benefited from the successful introduction of new products, along with increased customer investments in course upgrades and equipment purchases.  Shipments of landscape contractor and grounds products saw gains, including strong acceptance for Toro’s innovative Groundsmaster® 360 rotary mower.  Orders for micro irrigation technologies experienced

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significant growth on a worldwide basis driven by added production capacity and agricultural growers transitioning to more efficient methods of irrigating crops. For the fourth quarter, professional segment net sales were $216.5 million, up 5.5 percent from the comparable fiscal 2010 period.

•                  Professional segment earnings for fiscal 2011 totaled $205 million, up from $173.8 million last year.  For the fourth quarter, professional segment earnings were $17.1 million, down slightly from the comparable fiscal 2010 period.

Residential

•                  Residential segment net sales for fiscal 2011 totaled $623.9 million, up 5.8 percent over last year.  For the year, sales of riding products increased on demand for Toro’s new line of zero-turn mowers.  Shipments of snow products were up significantly in North America and Europe coming off last year’s strong snow season that boosted preseason orders, along with benefit from additional product placement.  Somewhat offsetting these gains were lower orders of walk power mowers and electric blowers due to unfavorable weather conditions.  For the fourth quarter, residential segment net sales were $143.5 million, up 12.9 percent from the comparable fiscal 2010 period.

•                  Residential segment earnings for fiscal 2011 totaled $54.4 million, down from $58 million last year.  For the fourth quarter, residential segment earnings were $11.9 million, up from $8.8 million in the comparable fiscal 2010 period.

OPERATING RESULTS

Gross margin for fiscal 2011 declined 30 basis points from last year to 33.8 percent, and for the fourth quarter was down 60 basis points from the comparable fiscal 2010 period to 32.3 percent.  The margin decline for both periods was mostly due to increased commodity costs and higher freight expense, somewhat offset by higher production volumes.

Selling, general and administrative (SG&A) expense as a percent of sales for fiscal 2011 was down 110 basis points to 24 percent, and for the fourth quarter decreased 150 basis points to 29.8 percent.  The decline in SG&A as a percent of sales for both periods reflects further leveraging of costs over improved sales volumes and lower product liability expense, while increasing investments in marketing.

Operating earnings as a percent of sales increased 80 basis points to 9.8 percent for the year, and increased 90 basis points to 2.5 percent for the fourth quarter.

Interest expense for fiscal 2011 was $17 million, down slightly from last year.  For the fourth quarter, interest expense totaled $4.4 million, and was up slightly from the same period last year.

The effective tax rate for fiscal 2011 was 32.7 percent compared with 34 percent last year, primarily the result of the retroactive extension of the Federal Research and Engineering Tax Credit.  For the fourth quarter, the tax rate increased to 33.6 percent from 20.8 percent in same period last year.

Accounts receivable at the end of fiscal 2011 totaled $148.1 million, up 3.7 percent from last year, on a sales increase of 11.5 percent.  Net inventories for the year were $223 million, up 14.7 percent over last year.  Trade payables decreased 5.7 percent for the year to $118 million.

OUTLOOK

“Looking ahead, we find ourselves at the threshold of reaching $2 billion in revenues for the first time in our history,” said Hoffman.  “We remain committed to delivering against our Destination 2014 goals, and have made some important changes internally with an increased focus on quality, cost and productivity improvement.  We are well-positioned to grow share in our markets with a strong lineup of innovative new

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products, along with the benefit of additional capacity from the investment in our new Romania operation.  And, our employees are aggressively pursuing profitable revenue growth as we serve our growing global markets.”

The company expects net earnings for fiscal 2012 to be about $4.15 per share on a revenue increase of about 5 percent.  For the first quarter, the company expects to report net earnings of about $0.58 per share.

About The Toro Company

The Toro Company is a leading worldwide provider of turf and landscape maintenance equipment, and precision irrigation systems, to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.

LIVE CONFERENCE CALL

December 6, 10:00 a.m. CST

www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CST on December 6, 2011.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest.  Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor

Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising or persistent unemployment and weakened consumer confidence; the threat of terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; drug cartel-related violence, which may disrupt our production activities and maquiladora operations based in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics, resins and other commodities and components; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns, natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels, which may negatively impact our grounds maintenance equipment business in the event of reduced tax revenues and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the revenue growth, operating earnings and employee engagement goals of our multi-year employee initiative called “Destination 2014”; our increased dependence on international sales and the risks attendant to international operations and markets, including political, economic and/or social instability in the countries in which we manufacture or sell our products resulting in contraction or disruption of such markets; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters, and Tier 4 emissions requirements; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  and the occurrence of litigation or claims.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, legislative, governmental, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

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THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Loss) (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Fiscal Years Ended
	October 31, 2011	October 31, 2010	October 31, 2011	October 31, 2010
Net sales	$368,094	$337,311	$1,883,953	$1,690,378
Gross profit	118,787	110,955	636,647	576,391
Gross profit percent	32.3%	32.9%	33.8%	34.1%
Selling, general, and administrative expense	109,580	105,413	452,160	425,125
Operating earnings	9,207	5,542	184,487	151,266
Interest expense	(4,374)	(4,354)	(16,970)	(17,113)
Other income, net	2,749	2,910	7,309	7,115
Earnings before income taxes	7,582	4,098	174,826	141,268
Provision for income taxes	2,547	854	57,168	48,031
Net earnings	$5,035	$3,244	$117,658	$93,237

Basic net earnings per share	$0.16	$0.10	$3.76	$2.83

Diluted net earnings per share	$0.16	$0.10	$3.70	$2.79

Weighted average number of shares of common stock outstanding — Basic	30,621	31,758	31,267	32,982

Weighted average number of shares of common stock outstanding — Diluted	31,037	32,280	31,797	33,437

THE TORO COMPANY AND SUBSIDIARIES

Segment Data (Unaudited)

(Dollars in thousands)

	Three Months Ended		Fiscal Years Ended
Segment Net Sales	October 31, 2011	October 31, 2010	October 31, 2011	October 31, 2010
Professional	$216,532	$205,205	$1,239,068	$1,085,457
Residential	143,485	127,064	623,889	589,677
Other	8,077	5,042	20,996	15,244
Total *	$368,094	$337,311	$1,883,953	$1,690,378

* Includes international sales of	$120,651	$110,034	$607,915	$537,588

	Three Months Ended		Fiscal Years Ended
Segment Earnings (Loss) Before Income Taxes	October 31, 2011	October 31, 2010	October 31, 2011	October 31, 2010
Professional	$17,140	$17,658	$205,009	$173,752
Residential	11,865	8,766	54,410	57,956
Other	(21,423)	(22,326)	(84,593)	(90,440)
Total	$7,582	$4,098	$174,826	$141,268

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	October 31, 2011	October 31, 2010
ASSETS
Cash and cash equivalents	$80,886	$177,366
Receivables, net	148,140	142,901
Inventories, net	223,030	194,402
Prepaid expenses and other current assets	18,303	10,766
Deferred income taxes	62,523	59,538
Total current assets	532,882	584,973

Property, plant, and equipment, net	191,140	173,407
Goodwill and other assets, net	146,641	127,242
Total assets	$870,663	$885,622

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$1,978	$1,970
Short-term debt	41	1,034
Accounts payable	118,036	125,138
Accrued liabilities	239,025	240,141
Total current liabilities	359,080	368,283

Deferred income taxes	1,368	—
Long-term debt, less current portion	225,178	223,578
Deferred revenue	10,619	10,944
Other long-term liabilities	7,651	7,007
Stockholders’ equity	266,767	275,810
Total liabilities and stockholders’ equity	$870,663	$885,622

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Fiscal Years Ended
	October 31, 2011	October 31, 2010
Cash flows from operating activities:
Net earnings	$117,658	$93,237
Adjustments to reconcile net earnings to net cash provided by operating activities:
Noncash income from affiliates	(5,682)	(2,599)
Provision for depreciation, amortization, and impairment losses	48,506	45,011
Gain on disposal of property, plant, and equipment	(118)	(85)
Stock-based compensation expense	8,533	6,442
(Increase) decrease in deferred income taxes	(2,006)	2,940
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(2,908)	(80)
Inventories, net	(25,667)	(9,920)
Prepaid expenses and other assets	(7,144)	3,056
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	(17,295)	55,505
Net cash provided by operating activities	113,877	193,507

Cash flows from investing activities:
Purchases of property, plant, and equipment	(57,447)	(48,699)
Proceeds from asset disposals	653	574
Distributions from (investments in) finance affiliate, net	3,034	(3,659)
(Increase) decrease in other assets	(360)	635
Acquisitions, net of cash acquired	(15,155)	(9,657)
Net cash used for investing activities	(69,275)	(60,806)

Cash flows from financing activities:
(Decrease) increase in short-term debt	(776)	776
Repayments of long-term debt, net of costs	(1,857)	(3,646)
Excess tax benefits from stock-based awards	2,988	3,396
Proceeds from exercise of stock options	14,467	16,680
Purchases of Toro common stock	(129,955)	(135,777)
Dividends paid on Toro common stock	(24,970)	(23,721)
Net cash used in financing activities	(140,103)	(142,292)

Effect of exchange rates on cash	(979)	(816)

Net decrease in cash and cash equivalents	(96,480)	(10,407)
Cash and cash equivalents as of the beginning of the fiscal year	177,366	187,773

Cash and cash equivalents as of the end of the fiscal year	$80,886	$177,366

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